Exhibit 3.8
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
BARCOM CHINA HOLDINGS, LLC
     THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (herein “Agreement”) is made and entered into as of this first day of April, 2010, by and among Barcom China Holdings, LLC, a Kentucky limited liability company (“Company”), and Barcom Asia Holdings, LLC, Steven Mattingly and Lo, Hsueh-Chen (collectively the “Members”). The parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
ORGANIZATION
     1.1 Formation of Limited Liability Company. The Company was organized as a Kentucky limited liability company pursuant to the Act by the filing of Articles of Organization (“Articles”) with the Secretary of State of the Commonwealth of Kentucky as required by the Act.
     1.2 Name. The name of Company shall be Barcom China Holdings, LLC.
     1.3 Statutory Agent. Company’s initial statutory agent shall be David K. Barnes, 2791 Circleport Drive, Erlanger, Kentucky 41018. The Manager(s) may, at any time and from time to time, change the statutory agent of Company.
     1.4 Purpose. Company is formed for the purpose of acquiring one hundred percent (100%) of the ownership interests of a Chinese Wholly Foreign Owned Entity (“WFOE”), and for engaging in any other activity for which individuals lawfully may associate themselves. Company shall have all the powers necessary, incidental or convenient to effect any purpose for which it is formed, including all powers granted by the Act.
     1.5 Fiscal Year. The fiscal year of Company shall be the calendar year or such other fiscal year as the Members shall determine pursuant to the provisions of Code Section 706(b).
     1.6 Term. Company was formed on the date of filing of the Articles of Organization and its period of existence shall be perpetual and Company shall, notwithstanding Section 275.285 of the Act to the contrary, dissolve solely in accordance with Section 8.1 hereof.
ARTICLE II
CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS
     2.1 Initial Capital Contributions. Upon execution of this Agreement, each Member shall contribute to Company cash, property, services rendered, promissory notes or any other binding obligation to contribute cash or property or to perform services of the type and in the amount set forth opposite such Member’s name on Schedule 1 attached hereto. In exchange for such capital contribution, each Member shall receive the number of Units set forth opposite such Member’s name on Schedule 1.
     2.2 Additional Capital Contribution. Each Member may be required to contribute additional capital to Company in cash (“Additional Capital Contributions”) in order to provide necessary capital for Company’s operations. Such Additional Capital Contribution will be allocated among the Members in proportion to the number of Units held by each of the Members. The Members may make such assessments in such amounts and at any time and from time to time as they deem necessary or appropriate with assessments for additional capital contributions to be determined by agreement of the Members holding a majority of the Units. Additional Capital Contributions shall be made within fifteen (15) days after written notice of assessment is given to the Members and to be allocated among the Members in proportion to the number of Units held by each of the Members. If any Member fails to contribute when due all or any portion of any required Additional Capital Contribution, Company may invoke one or more of the following remedies: (a) treating the Additional Capital Contributions of the nondefaulting Members as the issuance of Additional Units to the nondefaulting Members upon such terms and conditions as are approved by the nondefaulting Members; (b) electing to treat the Additional Capital Contributions made by the other Members as loans to Company with such interest rate and terms of repayment as such Members determine; or (c) pursuing any other lawful remedies, in law or in equity, including an action for enforcement of the payment of such Additional Capital Contribution, damages, specific performance, injunctive relief or otherwise. Any such remedy may be invoked upon the unanimous agreement of the Members excluding the defaulting Member(s) and their Affiliates. Each transferee of Units (whether or not admitted as a Member) shall assume the transferor’s obligation to make Additional Capital Contributions with respect to such transferred Units, without releasing the transferor unless unanimously agreed upon by the Members.
     2.3 Capital Accounts. Separate capital accounts shall be maintained by Company for each Unit Holder. The capital account of each Unit Holder shall be credited with its capital contributions (at fair market value with respect to contributed property, net of any liabilities assumed by Company in connection with such contribution or to which such contributed property is subject) and shall be appropriately adjusted to reflect each Unit Holder’s allocations of income, gains, losses, deductions and credits, the fair-market value of property distributed (net of any liabilities assumed by such Unit Holder or any liabilities to which such property is subject) to the Unit Holder and such other adjustments as shall be required by Section 704 of the Code and the regulations promulgated thereunder.
     2.4 Limited Liability. The Manager, Member, or Unit Holders shall not be personally liable to satisfy any judgment, decree, or order of a court for, or be personally liable to satisfy in any other manner, a debt, obligation, or liability of Company solely by reason of being a Manager, Member or Unit Holder.
     2.5 No Interest on or Right to Withdraw Capital Contributions. No interest shall be paid by Company on capital contributions or on the balance in any capital account and no Unit Holder shall have the right to withdraw its capital contribution or to demand or receive a return of its capital contribution.

     2.6 Additional Units. Subsequent to the initial issuance of Units, additional Units may be issued and sold by Company to any Person, whether or not already a Member, upon such terms and conditions as are determined by the Manager(s) (the “Additional Units”). Any Person purchasing Additional Units shall become a Member of the Company for all purposes upon signing a counterpart to this Agreement. The issuance and sale of Additional Units and the admission of the purchaser as an additional Member shall not cause the dissolution of Company.
ARTICLE III
ALLOCATIONS AND DISTRIBUTIONS
     3.1 Allocation of Profits and Losses. All items of income, gain, loss, deduction and credit of Company shall be allocated among the Unit Holders in proportion to their respective Units at the time of such allocations; provided, however, that for federal income tax purposes, income, gains, losses, deductions, and credits with respect to property contributed to Company, shall be allocated among the Unit Holders so as to take account of the variation between the federal income tax basis of the property to Company and its fair market value at the time of its contribution to Company utilizing any such method as is selected by the Manager(s) that is authorized pursuant to Code Section 704(c) and regulations relating thereto. Notwithstanding the foregoing, the Manager(s)shall have the authority, exercisable in the Manager’s sole discretion, to modify the foregoing allocation to reflect disproportionate distributions.
3.2 Distributions.
          (a) Except as otherwise provided in Section 8.2, distributions to Unit Holders shall be made in such amounts and at such times as the Manager(s) shall determine. For purposes of this Section 3.2, neither a reimbursement to a Manager or a Member for expenditures properly considered as costs or expense of Company, nor the payment by Company of any fee to a Manager or Member, nor the repayment of any principal or interest on any loan by a Unit Holder or Manager to Company, shall be considered a distribution of cash flow to a Manager or Unit Holder, and Company may make any such reimbursement, payment, or repayment prior to any distribution of cash flow to any Unit Holder under this Section 3.2.
          (b) Except as otherwise provided in Section 8.2, in the event a distribution is to be made, such distribution shall be allocated among the Unit Holders in proportion to their respective Units.
ARTICLE IV
MANAGEMENT: RIGHTS, POWERS AND OBLIGATIONS OF THE MANAGERS
     4.1 Management and Control in General. Subject to Section 5.2 and except as set forth in Section 5.1 (c), the Manager(s) shall have full and exclusive power to manage and control the business and affairs of Company and the Members shall have no right to act on behalf of or bind Company. The Manager(s) shall have all the rights, powers and obligations of a manager as provided in the Act and as otherwise provided by law, including the right to authorize the borrowing of funds by the Company from a Member upon terms determined by the Manager(s), and any action taken by the Manager(s) shall constitute the act of and serve to bind Company. In dealing with the Manager(s), all persons are entitled to rely conclusively on the authority of the Manager(s) to bind Company.
     4.2 Number and Appointment of Manager(s); Removal.
          (a) The initial number of Manager(s) of Company shall be one (1) and David K. Barnes shall serve as the initial Manager(s) of Company. Such number may be changed from time to time upon the affirmative vote of Members holding a majority of the Units held by all Members. Each Manager shall hold office until such Manager’s successor shall have been elected by the affirmative vote of Members holding a majority of the Units held by all Members.
          (b) No Manager may be removed from office by the Members.
          (c) A Manager may resign at any time upon prior written notice to Company. In the event of a vacancy in the position of Manager by reason of resignation, removal, or withdrawal, a successor shall be appointed by the affirmative vote of the Members holding a majority of the Units held by all Members.
          (d) A Manager shall not be required to be a Member of Company or a resident of the State.
     4.3 Employment of Others, Including Affiliates. The Manager(s) shall not be required to devote full time to the affairs of Company and shall devote such time to Company affairs as they in their sole and unrestricted discretion deem necessary to manage and supervise the operations and business of Company. The Manager(s) shall have the right to appoint officers and agents of Company and establish their compensation and duties. Nothing contained in this Agreement shall preclude the employment by Company of any Manager or Member or any agent or third party to operate and manage all or any portion of the Property or to provide any service relating to the business of Company, subject to the control of the Manager(s). Company may engage Affiliates of any Manager(s) or Members to render services to Company, provided that any such engagement shall be upon terms and conditions no less favorable to Company than could be obtained from an independent third party. Neither Company nor any of the other Members shall have, as a consequence of the relationship created hereby, any right in or to any income or profits derived by a Manager or Member or an Affiliate of any of the Managers or Members from any business arrangements with Company which are consistent with this Section.
     4.4 Expenses. Company shall pay all costs and expenses arising from or relating to the organization of Company, the acquisition of Property and the commencement and continuation of Company operations. Company may pay the Manager or the Manager’s Affiliate a fee, as determined by the Members holding a majority of the Units held by all Members, in order to compensate the Manager or the Manager’s Affiliate for providing services to Company, and shall also be required to reimburse such parties for reasonable out-of-pocket expenses so incurred by them.
     4.5 Title to Property. Title to Property shall be taken in the name of Company or in the name or names of a nominee or nominees designated by the Manager(s).

     4.6 Liability of Manager(s). No Manager or any Affiliate of a Manager, or their respective officers, shareholders, controlling persons, directors, agents and employees, shall be liable, responsible or accountable in damages or otherwise to Company or to any of the Unit Holders, their successors or permitted assigns for any act or failure to act in connection with the affairs of Company, unless it is proved, by clear and convincing evidence, in a court of competent jurisdiction that its act or failure to act was undertaken with deliberate intent to cause injury to Company or undertaken with reckless disregard for the best interests of Company. Any action taken in good faith in reliance upon and in accordance with the advice or opinion of counsel shall be conclusively deemed not to constitute an undertaking with deliberate intent to cause injury to, or with reckless disregard for the best interests of, Company.
     4.7 Indemnification. Company may, to the fullest extent permitted by law, indemnify or agree to indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not such Person is by or in the right of Company, by reason of the fact that it is or was a Manager, officer, employee or agent of Company or any manager, or is or was serving at the request of Company as a manager, director, trustee, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise or employee benefit plan, against expenses (including attorney fees), judgments, penalties, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding.
     4.8 Tax Matters Partner. David K. Barnes shall be the “tax matters partner” for purposes of Subchapter C of Chapter 63 of Subtitle F of the Code (Code Sections 6221-6233) and shall have the authority to exercise all functions provided for in the Act, or in regulations promulgated thereunder by Treasury, including, to the extent permitted by such regulations, the authority to delegate the function of tax matters partner to any other person. The tax matters partner shall be reimbursed for all reasonable expenses incurred as a result of its duties as tax matters partner. In the event the tax matters partner resigns as tax matters partner or ceases to hold any Units, such tax matters partner shall thereupon cease to be the “tax matters partner” and such Member as appointed by the Members holding a majority of the Units held by all Members shall become the tax matters partner.
     4.9 Other Activities: No Usurpation of Opportunity. The Manager(s), Unit Holders and their Affiliates may engage in or possess an interest in other business ventures or investments of any kind, independently or with others, including but not limited to ventures engaged in owning, operating or managing businesses or properties similar to those businesses or properties owned or operated by Company. The fact that any Manager, Unit Holder or Affiliate may avail itself of such opportunities, either by itself or with other Persons and not offer such opportunities to Company or to any other Unit Holder, shall not subject such Manager, Unit Holder or Affiliate to liability to Company or to any other Unit Holder on account of lost opportunity. Neither Company nor any Unit Holder shall have any right by virtue of this Agreement or the relationship created hereby in or to such opportunities, or to the income or profits derived therefrom, and the pursuit of such opportunities, even though competitive with the business of Company, shall not be actionable or in violation of this Agreement.

ARTICLE V
MEETINGS; ACTIONS OF MEMBERS
     5.1 Meetings.
          (a) Notice of Meetings. Meetings of Members may be called by (i) the Manager(s) or (ii) the Members holding a majority of the Units held by all Members. Written notice of any meeting, stating the time, place and purpose of the meeting, shall be given either by personal delivery or by mail not less than seven (7) nor more than sixty (60) days before the date of the meeting to each Member of record. If mailed, such notice shall be addressed to the Member at its address as it appears in the Unit Journal. No business other than that specified in the notice shall be considered at any meeting.
          (b) Quorum. The Members holding a majority of the Units held by all of the Members, present in person or represented by proxy, shall constitute a quorum for transaction of business at any meeting of the Members. Members holding a majority of the Units held by all of the Members at such meeting (whether or not a quorum is present) may adjourn such meeting from time to time. Notice of adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at such meeting. At the adjourned meeting Company may transact any business which might have been transacted at the original meeting.
          (c) Actions. The affirmative vote of Members holding at least a majority of the Units held by all Members present in person or by proxy at a meeting at which a quorum is present shall be necessary for the authorization or taking of any action voted upon by the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, by the Articles or by this Agreement. Notwithstanding the foregoing, the affirmative vote or written consent of the Members holding at least a majority of the Units held by all Members shall be required with respect to each of the following matters: (i) assign the Property in trust for creditors or on the assignee’s promise to pay the debts of Company; (ii) dispose of the goodwill of the business of Company; (iii) do any other act that would make it impossible to carry on the ordinary business of the Company; (iv) confess a judgment; (v) submit a claim or liability of Company to arbitration or reference; (vi) the dissolution of Company pursuant to Section 8.1(b) of this Agreement; (vii) the merger, consolidation or combination of Company; (viii) an amendment to the Articles or this Agreement; or (ix) the sale, exchange, lease or other transfer of all or substantially all of the Property other than in the ordinary course of business.
          (d) Action by Members Without Meeting. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the actions so taken, shall be signed by the Members holding not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all of the Members were present and voting. Prompt notice of the taking of the action without a meeting by less than a unanimous consent shall be given to all Members, but the failure to provide such notice shall not affect the validity of the action.
          (e) Telephonic Meetings. The Members may participate in and act at any meeting of the Members through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other.

Participation in such meeting shall constitute attendance and presence in person at the meeting of the Persons so participating.
          (f) Proxies. Any Person who is entitled to attend or vote at a meeting or to execute consents, waivers, or releases may be represented or vote at such meeting, execute consents, waivers, and releases, and exercise any of its other rights by proxy or proxies appointed by a writing signed by such person or its duly appointed attorney-in-fact.
          (g) Place of Meeting. All meetings of Members shall be held at the place stated in the notice of meeting, which may be within or without the State.
          (h) Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing executed by the Member, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice. The attendance of any Member at any such meeting without protesting, prior to or at the commencement of the meeting, the lack of proper notice shall be deemed to be a waiver by such Member of notice of such meeting.
     5.2 Meetings of Managers.
          (a) Notice of Meetings. Meetings of Managers may be called by any Manager. Written notice of any meeting, stating the time and place of the meeting, shall be given either by personal delivery or by mail not less than two (2) nor more than thirty (30) days before the date of the meeting to each Manager. If mailed, such notice shall be sent to the Manager in accordance with Section 9.2. Prompt notice of the taking of the action without a meeting by less than a unanimous consent shall be given to all Managers, but the failure to provide such notice shall not affect the validity of the action.
          (b) Quorum: Actions. A majority of the number of Managers then fixed by the Members shall constitute a quorum for transaction of business at any meeting of the Managers. The act of a majority of the Managers present at a meeting at which a quorum is present is the act of the Managers.
          (c) Action by Managers Without Meeting. Any action required or permitted to be taken at a meeting of the Managers may be taken without a meeting if a consent in writing, setting forth the actions so taken, shall be signed by a majority of the number of Managers then fixed by the Members.
          (d) Telephonic Meetings. The Managers may participate in and act at any meeting of the Managers through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance and presence in person at the meeting of the Persons so participating.
          (e) Place of Meeting. All meetings of Managers shall be held at the place stated in the notice of meeting, which may be within or without the State.

          (f) Waiver of Notice. When any notice is required to be given to any Manager, a waiver thereof in writing executed by the Manager, whether before, at or after the time stated therein, shall be equivalent to the giving of such notice. The attendance of any Manager at any such meeting without protesting, prior to or at the commencement of the meeting, the lack of proper notice shall be deemed to be a waiver by such Manager of notice of such meeting.
     5.3 Record Date and Closing Unit Transfer Books.
          (a) Record Date. For any lawful purpose, including without limitation the determination of the Members who are entitled to receive notice of or to vote at any meeting of Members or to receive payment of any distribution, the Manager(s) may fix a record date which shall not be a date earlier than the date on which the record date is fixed and shall not be more than sixty (60) days preceding the date of the meeting of Members or the date fixed for the payment of the distribution, as the case may be. When a determination of Members entitled to vote at any meeting of Members has been made as provided herein, such determination shall apply to any adjournment thereof.
          (b) Closing Unit Transfer Books. The Manager(s) may close Company’s Unit Journal (as defined below) against Transfers of Units during the whole or any part of the period between the record date and the date fixed for the payment of any distribution.
          (c) Adjournments. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.
ARTICLE VI
TRANSFERS OF UNITS; ADMISSION OF NEW MEMBERS; WITHDRAWAL
     6.1 General.
          (a) No Transfer of Units shall be made by any Unit Holder except Transfers which are permitted by and made in compliance with this Section 6.1 and either Section 6.2, 6.3, 6.4, or 6.5. No Units shall be Transferred (i) without compliance with any and all state and federal securities laws and regulations; and (ii) unless the transferee otherwise complies with this Agreement. Any attempted Transfer of Units in violation of this Article shall be null, void and of no effect and shall confer no rights on the transferee as against Company or any Member. The transferor Member shall not retain any Membership Rights with respect to the Transferred Units, whether or not the transferee is admitted as a Member. Unless otherwise provided in the instrument of Transfer and subject to Section 6.2 below, a Transfer of Units shall include all of the transferor’s rights (including Membership Rights) with respect to the Transferred Units.
          (b) The effective date of a Transfer made in accordance with the terms of this Article shall be the date the conditions set forth and the written instruments described in this Article 6 are satisfied and received. Company shall be entitled to treat the transferor as the absolute owner of the Transferred Units in all respects and shall incur no liability for distributions or allocations made in good faith to such transferor until such time as these conditions are satisfied.
          (c) The costs incurred by Company associated with the Transfer of Units and the admission (if any) of a Member contemplated by this Article (including reasonable attorneys’ fees) shall be borne by the transferee.
          (d) The Transfer of Units to a Permitted Transferee shall constitute a permitted Transfer hereunder.
     6.2 Rights of Transferee; Admission of Transferee Members.
          (a) Except as provided in this Section 6.2, the transferee shall not be entitled to become a Member or have any Membership Rights with respect to the transferred Units, other than the right to receive, to the extent assigned, the distributions of cash and other property and the allocations of income, gains, losses, deductions and credits to which the transferor Member would otherwise be entitled with respect to the transferred Units.
          (b) A transferee of Units who is not already a Member shall be admitted as a Member and shall be entitled to all Membership Rights with respect to the transferred Units only with the prior written consent of the Members (excluding the transferor Member and Affiliates of such Member) holding a majority of the Units held by all such Members, unless in the instrument of transfer the transferor withholds the Membership Rights with respect to the transferred Units. If admitted, the transferee Member shall have, to the extent assigned, all of the Membership Rights and is subject to all of the restrictions and liabilities of the transferor Member with respect to the transferred Units; provided however, no transferee shall be obligated for liabilities that cannot be ascertained from this Agreement and were otherwise unknown by the transferee at the time such transferee became a Member. In addition, in order for the transferee to be admitted as a Member, the following conditions must be satisfied: (i) the transfer shall be made by a written instrument, signed by the transferor Member and accepted in writing by the transferee, and a duplicate original of such instrument shall be delivered to Company; and (ii) the transferee shall execute and deliver to Company a written instrument, in form reasonably satisfactory to Company, pursuant to which the transferee agrees to be bound by this Agreement.
          (c) A transferee of Units who is already a Member shall be entitled to all Membership Rights with respect to the transferred Units except to the extent in the instrument of transfer the transferor withholds Membership Rights with respect to the transferred Units.
     6.3 Withdrawal.
          (a) In the event of the Withdrawal of any Member and if Company does not dissolve as a result of such Withdrawal under Section 8.1 below, the withdrawing Member shall cease to be a Member, shall be treated for all purposes as an unadmitted transferee with respect to the Units held by the withdrawing Member and shall have no right to receive the fair value of such Units as a result of the Withdrawal.
          (b) Each Member agrees not to voluntarily withdraw from the Company by providing written notice to the other Members pursuant to Section 275.280 of the Act (a

“Voluntary Withdrawal”); provided that, if any Member breaches such agreement, the Voluntary Withdrawal of such Member shall be effective thirty (30) days following written notice thereof to each of the other Members. In the event of a Voluntary Withdrawal of a Member and if Company dissolves as a result of the Withdrawal under Section 8.1 below, such withdrawing Member shall be liable to Company and to the other Unit Holders for any damages caused by such Withdrawal, which damages Company may offset against the amounts otherwise distributable to such Member as a result of such Withdrawal. Such damages shall include, without limitation, the federal, state and local tax liabilities of the other Unit Holders incurred in any liquidation of any or all of the Property.
     6.4 Contracts to Sell Units.
          (a) In addition to the other limitations upon transfer set forth in this Article 6, a Unit Holder may not sell any Units except upon compliance with this Section 6.4. A Unit Holder (the “Seller”) who enters into a contract to sell any Units (the “Contract”), may sell such Units only upon compliance with this Section 6.4.
          (b) The Contract must be bona fide, be conditioned only on compliance with this Agreement, be in writing, and be the entire agreement of the parties thereto. The Contract must identify and set forth the Units subject to the Contract (the “Contract Units”), the purchase price for such Contract Units, which must be stated in United States dollars (the “Contract Price”), and the terms of payment of the Contract Price and the closing date, which shall be not earlier than ninety (90) days nor later than one hundred twenty (120) days after the date notice of the Contract is given to Company and to all Members (collectively the “Contract Terms”), and the name, address, and telephone number of the purchaser and if the purchaser is not to be the beneficial owner of the Contract Units, the name, address, and telephone number of such beneficial owner (collectively the “Purchaser”). The Contract must be executed by and be binding on the Seller and Purchaser subject only to compliance with this Agreement.
          (c) Immediately upon execution of the Contract, the Seller shall give notice of the Contract to Company and to all Members. Such notice must contain a copy of the Contract.
          (d) Effective upon the date such notice is given (the “Effective Date”), each of the Members (excluding however, any Member who has provided notice of voluntary withdrawal in violation of this Agreement) except the Seller (the “Option Member(s)”) shall have the option to purchase, upon the Contract Terms and at the Contract Price, the number of Contract Units multiplied by a fraction in which the numerator is the number of Units he owns and the denominator is the aggregate number of Units owned by all Option Members. In order to exercise such option, an Option Member must give notice of such exercise to the Seller and all Members within twenty-one (21) days after the Effective Date. If no Option Members exercise such option, the Seller shall proceed in accordance with Paragraph (e) below. If less than all Option Members exercise such option: (i) each of the Option Members exercising such option (collectively the “Exercising Members”) shall be obligated to purchase the number of Contract Units as to which the Option Members are not exercising such option, if any (the “Remaining Contract Units”) multiplied by a fraction in which the numerator is the number of Units he owns and the denominator is the aggregate number of Units owned by all Option Members; and (ii) in addition, any Exercising Member who, in its notice of exercise, offers to purchase additional Remaining Contract Units (which become available if less than all Option Members exercise such option), shall be obligated to purchase the number of Remaining Contract Units not obligated to be purchased under clause (i) above multiplied by a fraction in which the numerator is the number of Units he owns and the denominator is the aggregate number of Units owned by all Exercising Members making an offer described in this clause (ii). If no Exercising Members so make such an offer, the Seller shall proceed in accordance with Paragraph (f) below.
          (e) If the Option Members do not exercise their options or exercise such options with respect to less than all of the Contract Units, effective twenty-one (21) days after the Effective Date, Company shall have the option to purchase the Remaining Contract Units upon the Contract Terms and at the Contract Price. The Members (excluding the Seller and the Purchaser, if a Member) holding a majority of the Units held by all such Members shall determine whether and as to how many of the Remaining Contract Units Company shall exercise such option. In order to exercise such option, the Company must give notice of such exercise to the Seller and all Members within forty-one (41) days after the Effective Date. If Company exercises such option with respect to less than all of the Contract Units, the Seller shall proceed in accordance with Paragraph (g) below.
          (f) The closing of all purchases under this Section 6.4 shall take place on the later of (i) ninety (90) days after the Effective Date or (ii) the closing date, if any, under the Contract Terms. If any purchaser (or its representative) fails to appear at the closing or appears and fails to purchase the Contract Units which he is obligated to purchase, the closing shall be adjourned two (2) business days and at such adjourned closing Company or any Exercising Member may purchase such Contract Units and they may allocate such Contract Units between them in any manner to which they may agree.
          (g) If Company and the Members do not exercise their respective options to purchase all of the Contract Units, or if they exercise such options but fail, to purchase all of the Contract Units in accordance with Paragraph (g) above, the Seller shall sell the Contract Units only to the Purchaser and only in accordance with the Contract Terms, but not later than one hundred eighty (180) days after the Effective Date. If the Purchaser does not purchase all of the Contract Units from the Seller within such period, or if they make or wish to make any change, whether or not such change is material, in the Contract Terms, the Seller’s right to sell to the Purchaser under this Section 6.4 shall terminate, and the Seller shall not sell the Contract Units without again complying with this Section 6.
     6.5 Purchase of Units Upon the Death of a Member.
          (a) In the event of the death of a Member who is an individual, Company shall have the option (but not the obligation) to purchase, and such Member’s estate shall sell, all of such Member’s Units in accordance with the following paragraphs of this Section 6.5. In order to exercise such option, Company must give notice of such exercise to the deceased Member’s estate within sixty (60) days after the date of death.
          (b) The purchase price per Unit for such Units shall be an amount equal to the Appraised Value thereof. For purposes of this Agreement, “Appraised Value” shall be equal to the “Fair Market Value” as hereinafter defined, of Units as determined by a qualified independent appraiser, to be selected by Company, as of the “Valuation Date” (as defined below). For purposes of this Agreement, the “Valuation Date” shall be the end of Company’s fiscal year coinciding with or preceding the date of death (the “Event”). If Company has not then had any fiscal year end, the Valuation Date shall be the end of the calendar month coinciding with or preceding the date of the Event. The “fair market value” as so determined shall be final, binding and conclusive on all parties.
          (c) In the event of the death of a Member, all debts of Company to such Member and all debts of such Member to Company, whether due or to become due, shall become immediately due and payable. The amount of all debts of Company to such Member less the amount of all debts of such Member to Company, whether positive or negative, is referred to in this Article as the “Net Debts.” Settlement on the Net Debts shall occur regardless of whether Company exercises its option under Section 6.5(b).
          (d) The purchase and sale of all Units and settlement of debts under Section 6.5(b) through (d) shall take place not less than ninety (90) or more than one hundred twenty (120) days after the date of the deceased Member’s death. Company shall pay the deceased Member’s estate in full by cash or certified or cashier’s check the sum of the amount of the purchase price for such Units and the amount of the Net Debts. Notwithstanding the foregoing, Company and the deceased Member’s representative may mutually agree to other times and methods of payment.
     6.6 Termination of Association. It is anticipated that the individual Members of Company will be associated with the WFOE as either an employee, officer, director or other capacity. Upon the termination of such association with the WFOE, Company shall have the option (but not the obligation) to purchase, and such disassociated individual Member shall sell, all of such Member’s Units in accordance with paragraphs (b) and (d) of this Section 6.5. In order to exercise such option, Company must give notice of such exercise to the disassociated Member within sixty (60) days after the date such association was terminated.
ARTICLE VII
REPORTS AND TAX MATTERS
     7.1 Books, Records and Reports.
          (a) Company shall maintain at its principal office each of the following: (i) a current list of the full names, in alphabetical order, and last known business or residence addresses of the Members; (ii) a copy of the Articles, all amendments to the Articles and executed copies of any powers of attorney pursuant to which the Articles or amendments thereto have been executed; (iii) a copy of this Agreement and any amendments hereto and executed copies of any written powers of attorney pursuant to which this Agreement and any amendments hereto have been executed; (iv) copies of all federal, state and local income tax returns and reports of Company for its three (3) most recent fiscal years; and (v) copies of any financial statements of Company for the three (3) most recent fiscal years. Company books and records may be kept under such permissible method of accounting as the Manager(s) may determine. As provided pursuant to Section 275.185 of the Act, the foregoing books and records, together with such other information as a Member shall be entitled to review pursuant to Section 275.185 of the Act, shall be available for inspection and copying by any Member, at its cost and expense, or its duly authorized representative, during ordinary business hours of Company.
          (b) The Manager(s) shall cause Company to prepare and file income tax returns with the appropriate authorities. Within ninety (90) days after the close of each fiscal year of Company, the Manager(s) shall send to each person who was a Unit Holder at any time during such fiscal year such information as will be sufficient to prepare documents which may be required to be filed by such Unit Holders under applicable federal, state and local income tax laws.
     7.2 Record of Unit Ownership. The Manager(s) shall maintain a journal of ownership of all of the outstanding Units containing the name and address of each Unit Holder, the number of Units held and whether each Unit Holder is a Member (the “Unit Journal”). The Unit Journal shall be conclusive evidence of the ownership of the Units and status as a Member absent manifest error.
ARTICLE VIII
DISSOLUTION AND TERMINATION
     8.1 Dissolution of Company. Company shall be dissolved upon the occurrence of any of the following events:
(a)	the written agreement of the Members holding a majority of the Units held by all Members; or

(b)	the written consent of all of the Manager(s); or

(c)	the sale of all or substantially all of the Property or other conversion of all or substantially all of the Property to cash.
Notwithstanding anything to the contrary contained herein or in the Act, the Withdrawal of any Member shall not cause Company to be dissolved.
     8.2 Liquidation and Winding Up.
          (a) Upon dissolution of Company, the Manager(s) shall serve as liquidator of Company (the “Liquidator”). The Liquidator shall, with reasonable speed, wind up the affairs of Company and liquidate the Property. The Liquidator shall have unlimited discretion to determine the time, manner and terms of any sale of Property having due regard to the activity and condition of the relevant market and general financial and economic conditions and shall be authorized to continue the business of Company in order to maximize its value as a going concern for eventual sale.
          (b) Upon completion of the winding up of the affairs and business of Company, the assets of Company shall be distributed by the Liquidator in the following manner and order of priority:

(i)	first, such assets shall be applied to the payment of debts and liabilities of Company (including any loans from a Manager or Unit Holder to Company) and the payment of expenses of the winding up of the affairs and business of Company;

(ii)	second, such assets shall be applied to the setting up of any reserves (to be held by the Liquidator) which the Liquidator may deem necessary or appropriate for any contingent or unforeseen liabilities or obligations of Company; and

(iii)	finally, the remainder, if any, of such assets shall be distributed to the Unit Holders in proportion to their respective number of Units at the time of such distribution.
          (c) If any Unit Holder shall be indebted to Company, then until payment of such indebtedness by such Unit Holder, the Liquidator shall retain such Unit Holder’s distributive share of Property and apply the same to the payment of such indebtedness.
          (d) The Liquidator shall comply with all requirements of the Act and other applicable law pertaining to the dissolution, winding up and liquidation of a limited liability company.
     8.3 Source of Distributions. Each Unit Holder shall look solely to the Property for all distributions with respect to Company (upon dissolution or otherwise).
ARTICLE IX
MISCELLANEOUS PROVISIONS
     9.1 Definitions. As used in this Agreement, the following terms shall each have the meaning set forth in this Article (unless the context otherwise requires):
          “Act” shall mean Chapter 275 of the Kentucky Revised Statutes, as now in effect or as hereafter amended or revised, and any references to sections of the Act shall include any successor provisions of similar tenor or effect.
          “Affiliates” of a Person shall mean any Person directly or indirectly controlling, controlled by or under common control with such Person; provided however, a spouse or lineal descendant of such Person shall not be deemed to be an Affiliate of such Person.
          “Agreement” shall mean this Operating Agreement, as the same may be amended or supplemented from time to time in accordance with the provisions hereof.
          “Code” shall mean the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

          “Member” shall mean each Person set forth on Schedule 1 attached hereto, and each Person admitted as an additional or substitute Member in accordance with Article VI, in such Person’s capacity as a Member, for so long as such Person owns Units and otherwise remains a Member.
          “Membership Rights” shall mean all of the rights of a Member in Company, including a Member’s: (a) Units; (b) right to inspect Company’s books and records; (c) right to vote on matters coming before the Members.
          “Permitted Transferee” shall mean the following Persons: (a) a Unit Holder’s spouse, lineal descendent, or any spouse of such lineal descendent or trust for the primary benefit of any of such Persons; (b) a transferee to which the Members holding a majority of the Units held by all Members consent in writing; (c) any Member or Company; and (d) in the event of the death of a Unit Holder, any Person under the terms of such deceased Unit Holder’s will or the laws of succession if such Unit Holder dies intestate.
          “Person” shall mean and include an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.
          “Property” shall mean, at any time, all property, whether real or personal, interests, assets or rights owned or held by or on behalf of Company at such time.
          “State” shall mean the Commonwealth of Kentucky.
          “Transfer” shall mean any sale, assignment, transfer, conveyance, pledge, encumbrance, grant or other disposition, direct or indirect, voluntary, involuntary, or by operation of law, and with or without consideration, by a Unit Holder.
          “Unit Holder” means any Person who holds a Unit, whether as a Member or as an unadmitted assignee of a Member.
          “Units” shall mean units of ownership interest in Company, initially as set forth opposite each Member’s name on Schedule 1, and thereafter the Units held by a Member or a Unit Holder as reflected in the Unit Journal.
          “Withdrawal” with respect to any Manager or Member shall mean the occurrence of any of the following events:
(a)	the Manager or Member makes an assignment for the benefit of creditors;

(b)	the Manager or Member files a voluntary petition in bankruptcy;

(c)	the Manager or Member is adjudicated a bankrupt or insolvent;

(d)	the Manager or Member files a petition or answer in any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief proceeding under any law or rule that seeks for the Manager or Member any of those types of relief;

(e)	the Manager or Member files an answer or other pleading omitting or failing to contest a material allegations of a petition filed against the Manager or Member in any proceeding seeking relief described in clause (d) above;

(f)	the Manager or Member has commenced against the Manager or Member any proceeding seeking relief described in clause (d) above and one hundred twenty (120) days has elapsed after commencement without dismissal;

(g)	the Manager or Member has appointed a trustee, receiver or liquidator for the Manager or Member or all or any substantial part of its properties without the Manager’s or Member’s consent and the appointment is not vacated or stayed within a period of ninety (90) days after such appointment; or a period of ninety (90) days has elapsed after the expiration of any such stay and the appointment has not been vacated;

(h)	the Manager or Member, if an individual, dies or is adjudicated incompetent;

(i)	if the Manager or Member is a trust, the trust terminates;

(j)	if the Manager or Member is a partnership, the dissolution and commencement of winding up of the partnership;

(k)	if the Manager or Member is a limited liability company, the dissolution and commencement of winding up of the limited liability company;

(l)	if the Manager or Member is a corporation, a certificate of dissolution or its equivalent is filed for the corporation or its charter is revoked and is not reinstated within ninety (90) days after Company provides or gives the corporation written notice of such revocation;

(m)	if the Manager or Member is an estate, the distribution of the Units by such estate; and

(n)	the Manager or Member Transfers all of such Manager’s or Member’s Units.
     9.2 Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given and received on date of delivery if delivered personally or by facsimile, or on the second (2nd) day after deposit in the United States mail if mailed by prepaid first class registered or certified mail, addressed to such Member or Manager at such Manager’s or Member’s address in the records of Company.
     9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State.
     9.4 Successors and Assigns. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of the Unit Holders and their respective heirs, executors, administrators, successors and permitted assigns. Any person acquiring or claiming an interest in the Company, in any manner whatsoever, shall be subject to and bound by all the terms, conditions and obligations of this Agreement to which its predecessor in interest was subject or bound, without regard to whether such person has executed this Agreement or a counterpart hereof or any other document contemplated hereby. No person shall have any rights or obligations relating to Company greater than those set forth in this Agreement, and no person shall acquire an interest in Company or become a Member except as permitted by the terms of this Agreement.
     9.5 Counterparts. This Agreement may be executed in any number of identical counterparts, each of which, for all purposes, shall be deemed an original, and all of which constitute, collectively, one and the same Agreement. In addition, this Agreement may contain more than one (1) counterpart signature page and may be executed by the affixing of the signature of each of the Members to one (1) of such counterpart signature pages, and all such counterpart signature pages shall be read as one (1) and shall have the same force and effect as though all the signers had signed the same signature page.
     9.6 Additional Assurances. Upon the request of Company, each Unit Holder agrees to perform all further acts and execute, acknowledge and deliver any documents which Company deems reasonably necessary to effectuate the provisions of this Agreement.
     9.7 Entire Agreements; Amendment of Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior negotiations, understandings and agreements in regard hereto. Members holding a majority of the Units held by all Members, may submit to the Members the text of any proposed amendment to this Agreement with a statement of the purpose of such amendment. Each such amendment shall be adopted if, within ninety (90) days after the mailing of such amendment to the Members the amendment shall receive the written approval or all of the Members at the time of the mailing of the amendment to the Members. A written approval may not be withdrawn or voided once it is submitted to the Members. The date of adoption of any such amendment shall be the date specified by the Members mailing such amendment. Notwithstanding the foregoing, no amendment may, without the prior written approval of all Members: (a) increase the obligations of any Member under this Agreement; (b) alter or change the allocation of Units; the allocations of income, gains, losses, deductions and credits pursuant to Section 3.1, or the distributions pursuant to Section 3.2 hereof; (c) amend this Section 9.7;(d) result in a violation of the Act; or (e) materially change the character of the business of Company.

     9.8 Partition. Each of the parties hereto irrevocably waives during the term of Company any right that he may have to maintain any action for partition with respect to the Property.
     9.9 No Waiver. Failure or delay of any party in exercising any right or remedy under this Agreement, or any other agreement between the parties, or otherwise, will not operate as a waiver thereof. The express waiver by any party of a breach of any provision of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach by such party. No waiver will be effective unless and until it is in written form and signed by the waiving party.
     9.10 Gender and Number. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.
     9.11 Headings. The captions in this Agreement are inserted for convenience of reference only and shall not affect the construction of this Agreement. References in this Agreement to any Article, Section, Paragraph, Subparagraph or Schedule are to the same contained in this Agreement.
     9.12 Validity and Severability. The invalidity, illegality or unenforceability of any provision of this Agreement or the application thereof to any person or circumstance, to any extent, for any reason, shall not affect the validity, legality, or enforceability of the remainder of such provision, or any other provision hereof or the application of any provision to any other person or circumstance, and such provision under this Agreement shall be reformed to the extent necessary to effectuate the foregoing, it being intended that the rights and obligations of the parties hereto be enforceable to the fullest extent permitted by law.
     9.13 No Third Party Rights. This Agreement and the covenants and agreements contained herein are solely for the benefit of the parties hereto. No other person shall be entitled to enforce or make any claims, or have any right pursuant to the provisions of this Agreement.
     IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the date set forth above.

MEMBERS:		COMPANY:

BARCOM ASIA HOLDINGS, LLC		BARCOM CHINA HOLDINGS, LLC, a Kentucky limited liability company

By:	/s/ DAVID K. BARNES DAVID K. BARNES, Manager	By:	/s/ DAVID K. BARNES DAVID K. BARNES, Manager

/s/ STEVEN MATTINGLY STEVEN MATTINGLY

/s/ LO, HSUEH-CHEN LO, HSUEH-CHEN